Exhibit 99.1

RESTORATION HARDWARE HOLDINGS, INC. REPORTS RECORD FIRST QUARTER FISCAL 2014 FINANCIAL RESULTS

Q1 Net Revenues Increased 22%; Comparable Brand Revenue Growth of 18%; Adjusted Diluted EPS Increased 200% to $0.18

Company Increases Fiscal 2014 Guidance to Net Revenue Growth Between 20% and 22% from 18% to 20%, Adjusted Diluted EPS Guidance to Range of $2.24 to $2.30 from $2.14 to $2.22

Corte Madera, CA – June 11, 2014 – Restoration Hardware Holdings, Inc. (NYSE: RH) today announced financial results for the first quarter ended May 3, 2014.

First Quarter Highlights

•	Net revenues increased 22% on top of a 38% increase for the same period last year

•	Comparable brand revenue growth was 18% on top of 39% for the same period last year

•	Adjusted operating income increased 204% to $14.0 million; GAAP operating income of $4.8 million compared to $0.5 million for the same period last year

•	Adjusted net income increased 217% to $7.2 million; GAAP net income of $1.8 million compared to a net loss of $0.2 million for the same period last year

•	Adjusted diluted EPS increased 200% to $0.18; GAAP diluted EPS of $0.04 compared to break-even for the same period last year

Gary Friedman, Chairman and Chief Executive Officer, commented, “RH continued to outperform the home furnishings industry by a wide margin in the first quarter of 2014. Net revenues increased 22% on top of a 38% increase last year. Comparable brand revenues increased 18% on top of 39% last year – representing an industry-leading 57% increase over the two year period. These results are even more impressive considering the fact that we eliminated the mailing of our Fall 2013 Source Book. Additionally, we grew adjusted net income by 217% to $7.2 million and adjusted EPS grew 200% to $0.18, demonstrating the disruptive nature of the RH brand and the power of our multi-channel business model.”

Mr. Friedman added, “The business momentum and strong trends we are seeing thus far in 2014 give us further confidence in our financial outlook for the year. We are increasing our net revenue guidance for 2014 to grow in the range of 20% to 22%, and expect adjusted net income to grow in the range of 33% to 37%.”

Mr. Friedman concluded, “Looking forward, we remain focused on our key value-driving strategies including the expansion of our product offer and the transformation of our retail stores. While we are still in the early stages of reading the results of our 2014 Source Books, we are very pleased with the initial response to our new products, and continue to believe that the design and presentation of these new books will be transformative to our business. Regarding our real estate transformation, we recently opened our newest Full Line Design Gallery at The Historic Post Office in Greenwich,

Connecticut and the early reads have been outstanding. We remain on track to open a new larger Full Line Design Gallery in Los Angeles on Melrose Avenue and our first next-generation Full Line Design Gallery in Atlanta later this year. Additionally, we are expanding the size of our New York Gallery, adding two additional floors to the top performing store in the Company. We now have signed leases for six next-generation Full Line Design Galleries and are in negotiations for more than 25 additional locations. Once our real estate transformation is complete in North America, we believe we will deliver $4 billion to $5 billion in annual sales, achieve mid-teens operating margins, and generate significant free cash flow.”

First Quarter Fiscal 2014 Financial Results

Revenue – Net revenues for the first quarter of fiscal 2014 increased 22% to $366.3 million from $301.3 million in the first quarter of fiscal 2013.

•	Comparable brand revenue growth, which includes direct, increased 18% in the first quarter of fiscal 2014 on top of a 39% increase last year.

•	As of May 3, 2014, the Company operated a total of 69 retail stores, consisting of 61 Galleries, 5 Full Line Design Galleries and 3 Baby & Child Galleries, as well as 17 outlet stores throughout the United States and Canada. This compares to a total of 70 retail stores, consisting of 62 Galleries, 5 Full Line Design Galleries and 3 Baby & Child Galleries, as well as 14 outlet stores throughout the United States and Canada at the end of the first quarter of fiscal 2013.

•	Direct revenues increased 24% to $176.4 million for the first quarter of fiscal 2014. This growth is on top of a 38% increase in direct revenues for the first quarter of fiscal 2013.

Operating Income (Loss)* – Adjusted operating income for the first quarter of fiscal 2014 increased 204% to $14.0 million compared to $4.6 million in the first quarter of fiscal 2013. Including the impact of non-recurring and other items, GAAP operating income was $4.8 million compared to $0.5 million for the prior year period.

Net Income (Loss)* – Adjusted net income for the first quarter of fiscal 2014 increased 217% to $7.2 million from $2.3 million in the first quarter of fiscal 2013. Adjusted net income excludes the impact of non-recurring and other items and is calculated using a 40% effective tax rate. GAAP net income during the first quarter of fiscal 2014 was $1.8 million compared to a net loss of $0.2 million for the prior year period.

Earnings Per Share* – Adjusted diluted EPS for the first quarter of fiscal 2014 increased 200% to $0.18 from $0.06 during the prior year period. Including the impact of non-recurring and other items, GAAP diluted EPS during the first quarter of fiscal 2014 was $0.04 compared to break-even for the prior year period.

A reconciliation of GAAP to non-GAAP financial measures is provided in the tables accompanying this release.

Outlook

The Company is providing the following guidance for the second quarter of fiscal 2014:

•	Net revenues in the range of $443 million to $453 million

•	Adjusted net income in the range of $25.4 million to $26.2 million

•	Adjusted diluted EPS in the range of $0.62 to $0.64

•	Diluted shares outstanding of approximately 41 million

The Company is increasing its guidance for the fiscal year ending January 31, 2015 as follows:

•	Net revenues in the range of $1.86 billion to $1.89 billion

•	Adjusted net income in the range of $91.9 million to $94.3 million

•	Adjusted diluted EPS in the range of $2.24 to $2.30

•	Diluted shares outstanding of approximately 41 million

Note: The Company’s adjusted net income and adjusted diluted earnings per share guidance does not include certain charges and costs, such as for unusual items which may occur in the future, and which are expected to be similar in future periods to the kinds of charges and costs excluded from adjusted net income and adjusted diluted earnings per share in prior quarters.

Conference Call and Webcast Information

Restoration Hardware Holdings, Inc. will host a conference call at 2:00 p.m. PT (5:00 p.m. ET) today to discuss its first quarter fiscal 2014 results. Interested parties may access the call by dialing (866) 394-6658 (United States/Canada) or (706) 679-9188 (International). A live broadcast of Restoration Hardware Holdings’ quarterly conference call will also be available online at the Company’s website www.rh.com under Investor Relations. A replay of the conference call will be available through June 25th by dialing (855) 859-2056 or (404) 537-3406 and entering passcode 53744982, as well as on the Company’s investor relations website.

About Restoration Hardware Holdings, Inc.

RH (Restoration Hardware Holdings, Inc. – NYSE:RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its retail galleries, Source Books, and online at RH.com.

*Non-GAAP Financial Measures

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted operating income, adjusted net income, adjusted EPS, and adjusted diluted EPS (collectively, “non-GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures. With respect to the Company’s non-GAAP guidance for the second fiscal quarter and the full fiscal year 2014, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various non-recurring and recurring reconciling items such as non-cash and other one-time compensation, one-time income tax expense (benefit), and legal claim related expenses, among others. Certain items that impact these measures have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted, and as a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws including statements related to our future financial guidance, including for the second fiscal quarter of 2014 and the fiscal year ending January 31, 2015; our key value-driving strategies, including the expansion of our product offer and the transformation of our retail stores; our belief that the design and presentation of the new Source Books will be transformative to our business; the early reads with respect to our newest Full Line Design Gallery at The Historic Post Office in Greenwich, Connecticut; the timing of opening of a new Gallery in Los Angeles on Melrose Avenue and our first next-generation Full Line Design Gallery in Atlanta; the expansion of the size of our New York Gallery; and our belief that once our real estate transformation is complete in North America, we will deliver $4 billion to $5 billion in annual sales, achieve mid-teens operating margins, and generate significant free cash flow. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, our ability to retain key personnel; successful implementation of our growth strategy; general economic conditions and the impact on consumer confidence and spending; changes in customer demand for our products; our ability to anticipate consumer preferences and buying trends; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; risks related to “conflict minerals” compliance and its impact on sourcing, if any, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Restoration Hardware Holdings’ Form 10-K filed with the Securities and Exchange Commission on March 31, 2014, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.restorationhardware.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contact

Cammeron McLaughlin

VP, Investor Relations

(415) 945-4998

cmclaughlin@rh.com

RESTORATION HARDWARE HOLDINGS, INC.

FINANCIAL STATEMENTS AND RELATED INFORMATION

TABLE OF CONTENTS

Page 6.	Condensed Consolidated Statements of Operations

Page 7.	Condensed Consolidated Balance Sheets

Page 8.	Condensed Consolidated Statements of Cash Flows

Page 9.	Operating Metrics and Other Data

Page 10.	Reconciliation of Adjusted Income Statement Items

Page 11.	Reconciliation of Net Income (Loss) to Operating Income and Adjusted Operating Income

Page 12.	Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income

Page 13.	Reconciliation of Diluted Net Income (Loss) Per Share to Adjusted Diluted Net Income Per Share

RESTORATION HARDWARE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	May 3, 2014	% of Net Revenues	May 4, 2013	% of Net Revenues
Net revenues	$366,254	100.0%	$301,337	100.0%
Cost of goods sold	241,905	66.0%	199,460	66.2%

Gross profit	124,349	34.0%	101,877	33.8%
Selling, general and administrative expenses	119,571	32.7%	101,366	33.6%

Income from operations	4,778	1.3%	511	0.2%
Interest expense	(2,056)	-0.6%	(840)	-0.3%

Income (loss) before income taxes	2,722	0.7%	(329)	-0.1%
Income tax expense (benefit)	927	0.2%	(168)	-0.1%

Net income (loss)	$1,795	0.5%	$(161)	—%

Weighted-average shares used in computing basic net income (loss) per share	39,152,923		38,076,026
Weighted-average shares used in computing diluted net income (loss) per share	40,787,726		38,076,026
Basic net income (loss) per share	$0.05		$—
Diluted net income (loss) per share	$0.04		$—

RESTORATION HARDWARE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	May 3, 2014	February 1, 2014	May 4, 2013
ASSETS
Cash and cash equivalents	$10,942	$13,389	$9,669
Merchandise inventories	483,530	453,845	365,716
Other current assets	167,194	146,581	176,053

Total current assets	661,666	613,815	551,438
Property and equipment—net	241,053	214,909	123,091
Goodwill and other intangibles	173,372	171,132	172,125
Other assets	23,865	25,247	12,968

Total assets	$1,099,956	$1,025,103	$859,622

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$215,381	$206,778	$179,420
Other current liabilities	87,303	110,670	75,761

Total current liabilities	302,684	317,448	255,181
Revolving line of credit	149,146	85,425	113,994
Other long-term liabilities	105,899	76,958	35,397

Total liabilities	557,729	479,831	404,572

Stockholders’ equity	542,227	545,272	455,050

Total liabilities and stockholders’ equity	$1,099,956	$1,025,103	$859,622

RESTORATION HARDWARE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	May 3, 2014	May 4, 2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$1,795	$(161)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	7,640	6,630
Stock-based compensation expense	2,231	3,631
Other non-cash items	(5,196)	168
Change in assets and liabilities:
Merchandise inventories	(29,631)	(12,437)
Accounts payable, accrued expenses, and other	(34,058)	(17,454)

Net cash used in operating activities	(57,219)	(19,623)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(16,515)	(9,737)

Net cash used in investing activities	(16,515)	(9,737)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under revolving line of credit	63,721	31,493
Payments on capital leases	(985)	(840)
Stock options exercised	3,500	—
Excess tax benefit from exercise of stock options	5,364	—
Tax withholdings related to issuance of stock-based awards	(317)	—

Net cash provided by financing activities	71,283	30,653

Effects of foreign currency exchange rate translation	4	22

Net increase (decrease) in cash and cash equivalents	(2,447)	1,315
Cash and cash equivalents
Beginning of period	13,389	8,354

End of period	$10,942	$9,669

RESTORATION HARDWARE HOLDINGS, INC.

OPERATING METRICS AND OTHER DATA

(Unaudited)

	Three Months Ended
	May 3, 2014	May 4, 2013
Growth in net revenues:
Stores [a]	19%	39%
Direct	24%	38%
Total	22%	38%
Comparable brand revenue growth [b]	18%	39%
Retail: [c]
Retail stores open at beginning of period	70	71
Stores opened	—	2
Stores closed	1	3
Retail stores open at end of period	69	70
Retail sales per leased selling square foot [d]	$298	$284
Total leased square footage at end of period (in thousands)	792	796
Total leased selling square footage at end of period (in thousands) [e]	548	521
Average leased square footage (in thousands) [f]	795	783
Average leased selling square footage (in thousands) [f]	551	510
Direct:
Direct as a percentage of net revenues [g]	48%	47%

[a]	Store data represents retail stores plus outlet stores.
[b]	Comparable brand revenue growth includes retail comparable store sales, including Baby & Child Galleries, and direct net revenues. Comparable brand revenue growth excludes retail non-comparable store sales and outlet store net revenues. Comparable store sales have been calculated based upon retail stores, excluding outlet stores, that were open at least fourteen full months as of the end of the reporting period and did not change square footage by more than 20% between periods. If a store is closed for seven days during a month, that month will be excluded from comparable store sales.
[c]	Retail data has been calculated based upon retail stores, which includes our Baby & Child Galleries and excludes outlet stores.
[d]	Retail sales per leased selling square foot is calculated by dividing total net revenues for all retail stores, comparable and non-comparable, by the average leased selling square footage for the period.
[e]	Leased selling square footage is retail space at our stores used to sell our products. Leased selling square footage excludes backrooms at retail stores used for storage, office space or similar matters. Leased selling square footage excludes exterior sales space located outside a store, such as courtyards, gardens and rooftops. Leased selling square footage includes approximately 4,500 square feet related to one owned store location.
[f]	Average square footage (leased or leased selling, as applicable) is calculated by taking the total applicable square footage at the beginning of the quarter plus the total applicable square footage at the end of the quarter and dividing by two.
[g]	Direct revenues include sales through our catalogs and websites.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF ADJUSTED INCOME STATEMENT ITEMS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	Reported May 3, 2014	Adjustments	Adjusted May 3, 2014	% of Net Revenues	Reported May 4, 2013	Adjustments	Adjusted May 4, 2013	% of Net Revenues
Net revenues	$366,254	$—	$366,254	100.0%	$301,337	$—	$301,337	100.0%
Cost of goods sold	241,905	—	241,905	66.0%	199,460	—	199,460	66.2%

Gross profit	124,349	—	124,349	34.0%	101,877	—	101,877	33.8%
Selling, general and administrative expenses [a]	119,571	(9,200)	110,371	30.1%	101,366	(4,090)	97,276	32.3%

Income from operations	4,778	9,200	13,978	3.9%	511	4,090	4,601	1.5%
Interest expense	(2,056)	—	(2,056)	-0.6%	(840)	—	(840)	-0.3%

Income (loss) before income taxes	2,722	9,200	11,922	3.3%	(329)	4,090	3,761	1.2%
Income tax expense (benefit) [b]	927	3,842	4,769	1.3%	(168)	1,672	1,504	0.5%

Net income (loss) [c]	$1,795	$5,358	$7,153	2.0%	$(161)	$2,418	$2,257	0.7%

Weighted-average shares used in computing basic net income (loss) per share	39,152,923		39,152,923		38,076,026		38,076,026
Weighted-average shares used in computing diluted net income (loss) per share	40,787,726		40,787,726		38,076,026		38,671,785
Basic net income (loss) per share	$0.05		$0.18		$—		$0.06
Diluted net income (loss) per share	$0.04		$0.18		$—		$0.06

[a]	The adjustments for selling, general and administrative expenses include certain charges incurred in connection with a legal claim, non-cash compensation and follow-on offering fees. See table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” for additional details.
[b]	Assumes a normalized tax rate of 40% for both periods presented. See table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” for additional details.
[c]	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as consolidated net income (loss) less non-recurring and other items. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of actual results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF NET INCOME (LOSS) TO OPERATING INCOME

AND ADJUSTED OPERATING INCOME

(In thousands)

(Unaudited)

	Three Months Ended
	May 3, 2014	May 4, 2013
Net income (loss)	$1,795	$(161)
Interest expense	2,056	840
Income tax expense (benefit)	927	(168)

Operating income	4,778	511
Legal claim [a]	9,200	—
Non-cash compensation [b]	—	3,323
Follow-on offering fees [c]	—	767

Adjusted operating income	$13,978	$4,601

[a]	Represents charges incurred in connection with a legal claim alleging that the Company violated California’s Song-Beverly Credit Card Act of 1971 by requesting and recording ZIP codes from customers paying with credit cards.
[b]	Represents a non-cash compensation charge related to the performance-based vesting of certain shares granted to Mr. Friedman.
[c]	Represents legal and other professional fees incurred in connection with our May 2013 follow-on offering.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED NET INCOME

(In thousands)

(Unaudited)

	Three Months Ended
	May 3, 2014	May 4, 2013
GAAP net income (loss)	$1,795	$(161)

Adjustments (pre-tax):
Legal claim [a]	$9,200	$—
Non-cash compensation [b]	—	3,323
Follow-on offering fees [c]	—	767

Subtotal adjusted items	9,200	4,090
Impact of income tax items [d]	(3,842)	(1,672)

Adjusted net income [e]	$7,153	$2,257

[a]	Represents charges incurred in connection with a legal claim alleging that the Company violated California’s Song-Beverly Credit Card Act of 1971 by requesting and recording ZIP codes from customers paying with credit cards.
[b]	Represents a non-cash compensation charge related to the performance-based vesting of certain shares granted to Mr. Friedman.
[c]	Represents legal and other professional fees incurred in connection with our May 2013 follow-on offering.
[d]	Assumes a normalized tax rate of 40% for both periods presented.
[e]	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as consolidated net income (loss) less non-recurring and other items. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of actual results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF DILUTED NET INCOME (LOSS) PER SHARE TO

ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	Three Months Ended
	May 3, 2014	May 4, 2013
Diluted net income (loss) per share	$0.04	$—
EPS impact of adjustments (pre-tax):
Legal claim [a]	$0.23	$—
Non-cash compensation [b]	—	0.09
Follow-on offering fees [c]	—	0.02

Subtotal adjusted items	0.23	0.11
Impact of income tax items [d]	(0.09)	(0.05)

Adjusted diluted net income per share [e]	$0.18	0.06

[a]	Represents charges incurred in connection with a legal claim alleging that the Company violated California’s Song-Beverly Credit Card Act of 1971 by requesting and recording ZIP codes from customers paying with credit cards.
[b]	Represents a non-cash compensation charge related to the performance-based vesting of certain shares granted to Mr. Friedman.
[c]	Represents legal and other professional fees incurred in connection with our May 2013 follow-on offering.
[d]	Assumes a normalized tax rate of 40% for both periods presented.
[e]	Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as consolidated net income (loss) less non-recurring and other items divided by the Company’s share count. Adjusted diluted net income per share is included in this press release because management believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of actual results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.